Investors:	Press:
Mike Smargiassi Brainerd Communicators (T) 212-986-6667 smarg@braincomm.com	Ann Parker, Director Investor Relations & Corporate Communications (T) 605-988-1000 ann.parker@lodgenet.com

LODGENET REPORTS RECORD RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2002

- Digital Systems Deployed in More Than 265,000 Rooms -
- Over 952,000 Rooms Served Worldwide -

     SIOUX FALLS, SD, February 5, 2002 – LodgeNet Entertainment Corporation (NASDAQ: LNET) the world’s largest provider of broadband, interactive television services to the lodging industry, today reported record revenue of $235.0 million and record EBITDA (defined by the Company as earnings before interest, income taxes, depreciation, amortization, and other non-operating income or expenses) of $81.9 million for its fiscal year ended December 31, 2002. 2002 revenues increased 8.3% over 2001, resulting in a 9.0% increase in EBITDA over 2001. LodgeNet also reported operating income of $6.0 million and a net loss per common share of ($2.35) for the year. For the fourth quarter of 2002, LodgeNet reported its 37th consecutive quarterly increase in revenue and EBITDA. For the fourth quarter of 2002, revenue increased 8.6% to $57.6 million, while EBITDA increased to $18.3 million with a net loss per common share of ($.91).

     The following financial highlights are in thousands, except per-share amounts:

	Twelve Months Ended December 31,
	2002	2001

Total revenue	$234,990	$216,895
EBITDA	81,893	75,128
Operating income	5,975	9,120
Net loss	(29,126)	(26,408)
Net loss per common share	$(2.35)	$(2.16)
Weighted average shares (thousands)	12,379	12,248

	Three Months Ended December 31,
	2002	2001

Total revenue	$57,621	$53,078
EBITDA	18,325	18,117
Operating income (loss)	(1,060)	1,277
Net loss	(11,248)	(7,937)
Net loss per common share	$(.91)	$(.65)
Weighted average shares (thousands)	12,424	12,284

-more-

LodgeNet Q4 2002 Earnings 2-2-2-2

     “2002 was a record year for LodgeNet as we expanded our market position to become the global leader in providing broadband, interactive television services to the lodging industry,” said Scott C. Petersen, President and Chief Executive Officer. “Our performance continues to be driven by our proven business model, which is based on long-term contracts that deliver recurring and predictable cash flows.”

     “We completed 2002 serving more than 950,000 guest rooms in over 5,700 hotels worldwide and broadened the distribution of our next generation digital television platform to 265,000 rooms, penetrating approximately 30 percent of our domestic interactive room base,” continued Petersen. “The digital system was and will be a key component of our revenue growth as it produced 37 percent more revenue per room last year than our traditional tape-based systems. In 2003, we will continue to focus on expanding our distribution footprint and delivering additional revenue per room as we introduce new interactive content and features which leverage our current operating structure.”

     “We continued to enhance our operating efficiencies in 2002,” said Senior Vice President and Chief Financial Officer Gary H. Ritondaro. “Guest pay operation expenses were only $2.98 per room per month in 2002 – a company record – and SG&A as a percentage of revenue dropped to 9.4 percent. As a result, we increased EBITDA by 9 percent and improved our EBITDA margin to an annual record 34.8 percent. We also made impressive progress in our continuing effort to drive down per-room capital, bringing our average investment to less than $425 per newly installed room in the fourth quarter of 2002.”

     “While we continue to operate in an environment of soft hotel occupancy rates, we believe we are a stronger company today than a year ago,” continued Petersen. “With the enhanced performance of our digital television platform and the expanded scale of our distribution footprint, we believe we are well positioned to record improved results in 2003.”

RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2002 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2001

     Total revenue for 2002 was $235.0 million, an increase of $18.1 million or 8.3% compared to 2001. The increase resulted from a 10.2% increase in average Guest Pay interactive rooms in operation, driven by the addition of 265,000 rooms served by the Company’s next-generation digital television platform, which represents a 129.8% increase over 2001. As a result of the additional 77,800 average Guest Pay rooms in operation and the digital growth, Guest Pay revenue increased by $20.2 million or 9.8% over 2001. Total Guest Pay revenue per room was $22.34 in 2002 compared to $22.41 in 2001, despite a 110 basis point decline in 2002 occupancy levels compared to 2001.

     The Company’s overall gross profit increased 7.5% in 2002 to $134.2 million versus $124.8 million during 2001. As a percentage of revenue, the gross profit margin declined nominally to 57.1% in 2002 from 57.5% in the prior year. The decrease was attributable to increases in hotel commissions and the cost of Internet connectivity, offset by reductions in video game royalties.

     Guest Pay operating expenses increased by $1.5 million or 5.3% in 2002 versus the prior year. The increase resulted from a 10.2% increase in average installed Guest Pay interactive rooms in operation during 2002 as compared to 2001, offset by operating efficiencies. Per average installed room, Guest Pay operations expenses decreased 4.5% to an average $2.98 per month during 2002 as compared to the average of $3.12 per month in 2001.

     Selling, general and administrative expenses increased 5.4% to $22.1 million in 2002 from $21.0 million in 2001. The increase was substantially attributable to an InnMedia bad debt charge taken in the second quarter and professional fees related to InnMedia-related litigation that was dismissed with prejudice pursuant to a settlement reached in August 2002. As a percentage of revenue, selling, general and administrative expenses decreased to 9.4% in 2002 versus 9.7% in 2001.

     Depreciation and amortization expenses increased 15.0% to $75.9 million in 2002 from $66.0 million in the prior year. The increase was primarily due to the additional 77,800 average Guest Pay interactive rooms in operation. Additionally, the Company charged off approximately $1.4 million of unamortized costs related to browser software that the Company replaced with new browser software that provides greater functionality. As a percentage of revenue, depreciation and amortization expenses increased to 32.3% in 2002 from 30.4% in 2001.

LodgeNet Q4 2002 Earnings 3-3-3-3

     During 2002, the Company entered into settlement agreements, which resolved claims for alleged nonpayment of royalties on copyrighted musical works performed in movies. As a result of the settlements, the Company recorded a provision for the litigation settlement of $2.7 million that is related to pre-2002 reporting periods. This nonrecurring charge has been reported as a nonrecurring expense in the accompanying statements of operations. The Company has paid approximately $1.2 million of the settlement amount with the balance to be paid ratably over the next five quarters, the first payment scheduled during the first quarter of 2003. In addition, the Company recorded approximately $420,000 as 2002 operating expense to accurately reflect music royalty costs directly related to current year operating activities.

     As a result of factors previously described, the Company generated operating income of $6.0 million as compared to an operating income of $9.1 million in 2001. The Company’s net loss increased to $29.1 million from $26.4 million in 2001.

     EBITDA (defined by the Company as earnings before interest, income taxes, depreciation, amortization, and other non-operating income or expenses) increased 9.0% to $81.9 million in 2002 as compared to $75.1 million in 2001. As a percentage of total revenue, EBITDA increased to 34.8% in 2002 as compared to 34.6% in 2001.

     EBITDA is not intended to represent an alternative to net income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included herein because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies on the basis of operating performance. Management believes that EBITDA provides an important additional perspective on the Company’s operating results, the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern.

RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2002 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2001

     Total revenue for the fourth quarter of 2002 was $57.6 million, an increase of $4.5 million or 8.6% compared to the fourth quarter of 2001. The increase was driven by an 8.4% increase in average Guest Pay rooms in operation, where the expanded digital television platform was deployed in an additional 150,000 rooms as compared to the same period of 2001. As a result of increased demand for digital services, total Guest Pay revenue increased by $5.7 million or 11.3% over the fourth quarter of 2001. For the fourth quarter of 2002, Guest Pay revenue per room increased to $21.49 as compared to $20.93 in the fourth quarter of 2001 driven by the increase in revenue generated by the digital rooms.

     The Company’s overall gross profit increased 6.4% to $32.0 million in the fourth quarter of 2002 compared to the fourth quarter of 2001. The overall gross profit margin decreased to 55.6% in the current quarter compared to 56.7% during the fourth quarter of 2001. The decrease was attributable to increases in hotel commissions and the cost of Internet connectivity, offset by reductions in video game royalties.

     Guest Pay operating expenses increased 14.0% in the fourth quarter of 2002 compared to the year earlier quarter. The increase was primarily due to higher service activities related to the additional 8.4% increase in average Guest Pay interactive rooms in operation. As a percentage of revenue, Guest Pay operating expenses were 13.9% in the fourth quarter of 2002 as compared to 13.3% in the year earlier period. The cost per average installed room increased from $2.93 in the fourth quarter of 2001 to $3.08 in the fourth quarter of 2002.

     Selling, general and administrative expenses increased 15.0%, or $740,000 in the fourth quarter of 2002 compared to the year earlier results. The increase was due to higher insurance costs, taxes, and professional fees. As a percentage of revenue, such expenses increased to 9.8% in the fourth quarter of 2002 from 9.3% in the fourth quarter of 2001.

     Depreciation and amortization expenses increased $2.6 million, or 15.1% to $19.4 million in the fourth quarter of 2002 from $16.8 million in the year earlier quarter. The increase was primarily due to the additional 67,500 average Guest Pay interactive rooms in operation during the fourth quarter of 2002 compared to the prior year quarter. At the end of fourth quarter, the interactive digital system had been installed in more than 265,000 rooms, an increase of 150,000 over the same period last year. Additionally, the Company charged off approximately $1.4 million of unamortized costs related to browser software that the Company replaced with new browser software that provides greater functionality.

LodgeNet Q4 2002 Earnings 4-4-4-4

     During 2002, the Company entered into settlement agreements, which resolved claims for alleged nonpayment of royalties on copyrighted musical works performed in movies. As a result of the settlements, the Company recorded a provision for the litigation settlement of $2.7 million that is related to pre-2002 reporting periods, of which $1.9 million was recorded in the fourth quarter. The nonrecurring charge has been reported as a nonrecurring expense in the accompanying statements of operations. The Company has paid approximately $1.2 million of the settlement amounts with the balance to be paid ratably over the next five quarters, the first payment scheduled during the first quarter of 2003. In addition, the Company recorded approximately $240,000 as fourth quarter 2002 operating expense to accurately reflect music royalty costs directly related to current period operating activities.

     As a result of factors previously described, the Company reported an operating loss of $1.1 million in the fourth quarter of 2002 as compared to a $1.3 million operating income in the year earlier quarter. The Company’s net loss for the fourth quarter of 2002 increased to $11.2 million versus a loss of $7.9 million recorded in the same quarter of last year.

     EBITDA increased to $18.3 million in the fourth quarter of 2002, from $18.1 million in the fourth quarter of 2001. As a percentage of total revenue, EBITDA was 31.8% in the current quarter as compared to 34.1% in the same quarter of 2001.

     EBITDA is not intended to represent an alternative to net income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles) as a measure of performance, and is not representative of funds available for discretionary use due to the Company’s financing obligations. EBITDA, as defined by the Company, may not be calculated consistently among other companies applying similar reporting measures. EBITDA is included herein because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies on the basis of operating performance. Management believes that EBITDA provides an important additional perspective on the Company’s operating results, the Company’s ability to service its long-term obligations, the Company’s ability to fund continuing growth, and the Company’s ability to continue as a going concern.

2003 Outlook

     With respect to the first quarter of 2003, LodgeNet expects to report revenue of between $58.0 million and $61.0 million, resulting in $19.5 to $21.0 million in EBITDA. Earnings (Loss) per share estimates are $(0.73) to $(0.61) for the first quarter of 2003. Capital spending for the first quarter of 2003 is expected to be between $16.5 million and $17.5 million.

     The Company will hold a conference call on Wednesday, February 5, 2003 at 4:00pm CST. The call is being web cast live over the Internet via ECI at http://www.calleci.com/pages/pub_web.html. The web cast will be archived at that site for one month and can be accessed via LodgeNet’s company website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.

About LodgeNet

     LodgeNet Entertainment Corporation (www.lodgenet.com) is the leading provider in the delivery of broadband, interactive television services to the lodging industry, serving more hotels and guest rooms than any other provider in the world. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As the largest company in its industry, LodgeNet provides service to more than 950,000 rooms (including more than 900,000 interactive guest pay rooms) in more than 5,700 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

     Except for the historical statements contained herein, all statements made in this release are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and are subject to risks, uncertainties, and other factors that could cause actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among others, the impact of competition and changes to the competitive environment for the Company’s products and services; changes in technology; technological and developmental difficulties; changes in demand for the Company’s products and services; reliance on strategic partners; uncertainty of litigation; changes in government regulation; and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission.

(See attached financial and operational tables)

LodgeNet Q4 2002 Earnings 5-5-5-5

LodgeNet Entertainment Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except share data)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$1,107	$1,528
Accounts receivable, net	28,373	26,677
Prepaid expenses	3,772	2,864

Total current assets	33,252	31,069

Property and equipment, net	243,656	240,274
Investments in and advances to unconsolidated affiliates	—	484
Debt issuance costs, net	7,443	9,176
Other assets, net	13,733	10,482

	$298,084	$291,485

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$12,812	$14,502
Current maturities of long-term debt	9,320	8,168
Accrued expenses	12,977	10,251
Deferred revenue	3,371	3,100

Total current liabilities	38,480	36,021

Long-term debt	344,470	317,663
Other long-term liability	4,995	—
Derivative instruments	11,443	5,369

Total liabilities	399,388	359,053

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $.01 par value, 50,000,000 shares authorized; 12,431,149 and 12,284,998 shares outstanding at December 31, 2002 and 2001, respectively	124	123
Additional paid-in capital	153,363	151,990
Accumulated deficit	(241,515)	(212,389)
Accumulated other comprehensive loss	(13,276)	(7,292)

Total stockholders’ equity (deficit)	(101,304)	(67,568)

	$298,084	$291,485

LodgeNet Q4 2002 Earnings 6-6-6-6

LodgeNet Entertainment Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollar amounts in thousands, except share data)

	Years Ended December 31,

	2002	2001	2000

Revenues:
Guest Pay	$226,238	$206,001	$186,718
Other	8,752	10,894	10,099

Total revenues	234,990	216,895	196,817

Direct costs:
Guest Pay	96,043	85,288	76,586
Other	4,739	6,802	5,864

Total direct costs (exclusive of other operating expenses shown separately below)	100,782	92,090	82,450

Gross profit (exclusive of other operating expenses shown separately below)	134,208	124,805	114,367

Operating expenses:
Guest Pay operations	30,207	28,698	27,356
Selling, general and administrative	22,108	20,979	19,247
Depreciation and amortization	75,918	66,008	65,470

Total operating expenses	128,233	115,685	112,073

Operating income	5,975	9,120	2,294

Investment gains (losses)	872	(2,790)	(13,593)
Litigation settlements	(2,700)	—	—
Loss on early retirement of debt	—	(2,091)	—
Interest expense	(33,037)	(30,306)	(27,809)
Other income	314	348	419

Loss before income taxes	(28,576)	(25,719)	(38,689)
Provision for income taxes	(550)	(689)	(325)

Net loss	$(29,126)	$(26,408)	$(39,014)

Net loss per common share (basic and diluted)	$(2.35)	$(2.16)	$(3.21)

Weighted average shares outstanding (basic and diluted)	12,378,678	12,248,301	12,145,109

LodgeNet Q4 2002 Earnings 7-7-7-7

LodgeNet Entertainment Corporation and Subsidiaries

Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Years Ended December 31,

	2002	2001	2000

Operating activities:
Net loss	$(29,126)	$(26,408)	$(39,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	75,918	66,008	65,470
Investment (gains) losses	(872)	2,790	13,593
Loss on early retirement of debt	—	2,091	—
Change in operating assets and liabilities:
Accounts receivable	(1,684)	(212)	3,011
Prepaid expenses and other	(844)	1,080	(1,948)
Accounts payable	(1,694)	1,435	(1,926)
Accrued expenses and deferred revenue	2,208	(86)	296
Other	(137)	(221)	1,698

Net cash provided by operating activities	43,769	46,477	41,180

Investing activities:
Property and equipment additions	(72,115)	(78,386)	(60,195)
Proceeds from sale of investments	—	1,393	7,200
Proceeds from (investments in) affiliates	1,407	(1,002)	2,747

Net cash used for investing activities	(70,708)	(77,995)	(50,248)

Financing activities:
Proceeds from long-term debt	—	150,000	—
Repayment of long-term debt	(7,542)	(81,428)	(39)
Payment of license rights liability	—	—	(5,294)
Payment of capital lease obligations	(707)	(498)	(453)
Borrowings under revolving credit facility	40,000	27,000	23,000
Repayments of revolving credit facility	(6,000)	(61,000)	(10,500)
Debt issuance costs	(269)	(5,829)	—
Exercise of stock options	1,031	794	2,328
Disgorged profits	—	—	2,468

Net cash provided by financing activities	26,513	29,039	11,510

Effect of exchange rates on cash	5	(52)	(27)

Increase (decrease) in cash and cash equivalents	(421)	(2,531)	2,415
Cash and cash equivalents at beginning of period	1,528	4,059	1,644

Cash and cash equivalents at end of period	$1,107	$1,528	$4,059

LodgeNet Q4 2002 Earnings 8-8-8-8

LodgeNet Entertainment Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,

	2002	2001

Revenues:
Guest Pay	$56,012	$50,325
Other	1,609	2,753

Total revenues	57,621	53,078

Direct costs:
Guest Pay	24,791	21,367
Other	800	1,614

Total direct costs (exclusive of other operating expenses shown separately below)	25,591	22,981

Gross profit (exclusive of other operating expenses shown separately below)	32,030	30,097

Operating expenses:
Guest Pay operations	8,036	7,051
Selling, general and administrative	5,669	4,929
Depreciation and amortization	19,385	16,840

Total operating expenses	33,090	28,820

Operating income (loss)	(1,060)	1,277

Investment gains (losses)	120	(1,102)
Litigation settlements	(1,885)	—
Interest expense	(8,379)	(8,217)
Other income	79	360

Loss before income taxes	(11,125)	(7,682)
Provision for income taxes	(123)	(255)

Net loss	$(11,248)	$(7,937)

Net loss per common share (basic and diluted)	$(0.91)	$(0.65)

Weighted average shares outstanding share (basic and diluted)	12,423,929	12,283,882

LodgeNet Q4 2002 Earnings 9-9-9-9

LodgeNet Entertainment Corporation

Five Quarter Summary

	4th Qtr '02	3rd Qtr '02	2nd Qtr '02	1st Qtr '02	4th Qtr '01

Room Base Statistics

Total Rooms Served [1]	952,673	939,062	929,696	908,487	890,546

Total Guest Pay Interactive Rooms [2]	876,348	863,777	847,380	828,650	812,149

Total Digital Rooms [3]	265,097	226,475	184,554	143,177	115,378
Percent of Total GP Interactive Rooms	30.3%	26.2%	21.8%	17.3%	14.2%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$16.84	$18.98	$18.20	$17.04	$16.76
Other Interactive Service Revenue	4.65	4.99	4.22	4.41	4.17

Total Guest Pay Revenue Per Room	$21.49	$23.97	$22.42	$21.45	$20.93

Guest Pay Operations Expense	$3.08	$3.01	$2.98	$2.85	$2.93

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$57,621	$63,660	$58,701	$55,009	$53,078
Gross Profit	$32,030	$35,544	$33,452	$32,367	$30,097
EBITDA[4]	$18,325	$22,115	$21,024	$19,614	$18,117
EBITDA (Twelve Months Trailing)	$81,893	$80,870	$79,079	$77,364	$75,127
Operating Income (Loss)	$(1,060)	$2,873	$2,125	$1,221	$1,277
Net Loss	$(11,248)	$(5,512)	$(5,701)	$(6,665)	$(7,937)

Gross Profit Margin	55.6%	55.8%	57.0%	58.8%	56.7%
SG&A as Percent of Total Revenue	9.8%	9.0%	8.4%	10.5%	9.3%
EBITDA as Percent of Total Revenue	31.8%	34.7%	35.8%	35.7%	34.1%
Operating Income (Loss) Margin	(1.8)%	4.5%	3.6%	2.2%	2.4%

[1] Total rooms served represents rooms receiving one or more of the Company’s services including rooms served by international licensees.

[2] Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services. This number represents domestic Guest Pay Interactive Rooms.

[3] Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4] EBITDA is defined by the Company as earnings before interest, income taxes, depreciation, amortization, and other non-operating income or expenses.